================================================================================
  SEC         Potential persons who are to respond to the collection of
 1745         information contained in this form are not required to respond
(3-98)        unless the form displays a currently valid OMB control number.
================================================================================

                                              -------------------------------
                                              /        OMB APPROVAL         /
                                              -------------------------------
                                              / OMB Number:       3235-0145 /
                                              / Expires:  November 30, 1999 /
                                              / Estimated average burden    /
                                              / hours per response....14.90 /
                                              -------------------------------


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 _____________

                                 SCHEDULE 13G

                                (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                             (Amendment No._____)*


                            Foundry Networks, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  35063R-10-0
                        ------------------------------
                                (CUSIP Number)

                                   12/31/99
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                                ----------------------
  CUSIP No. 35063R-10-0              13G                  Page 2 of 5 Pages
--------------------------                                ----------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      BOBBY R. JOHNSON, JR.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            12,075,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             12,075,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,075,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      21.15%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------
                              *SEE INSTRUCTIONS

--------------------------                                ----------------------
  CUSIP No. 35063R-10-0              13G                  Page 3 of 5 Pages
--------------------------                                ----------------------

Item 1(a). Name of Issuer:

              Foundry Networks, Inc.
           ---------------------------------------------------------------------

Item 1(b). Address of Issuer's Principal Executive Offices:

              680 W. Maude Ave., Suite 3, Sunnyvale, CA 94086
           ---------------------------------------------------------------------

Item 2(a). Name of Person Filing:

              Bobby R. Johnson, Jr.
           ---------------------------------------------------------------------

Item 2(b). Address of Principal Business Office or, if none, Residence:

              Same as Item 1(b)
           ---------------------------------------------------------------------

Item 2(c). Citizenship:

              U.S.A.
           ---------------------------------------------------------------------

Item 2(d). Title of Class of Securities:

              Common Stock
           ---------------------------------------------------------------------

Item 2(e). CUSIP Number

              35063R-10-0
           ---------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2(c), check whether the person filing is a:

  Not Appicable.

--------------------------                                ----------------------
  CUSIP No. 35063R-10-0              13G                  Page 4 of 5 Pages
--------------------------                                ----------------------

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

             See Row 9 of cover page
          ----------------------------------------------------------------------

     (b)  Percent of class:

             See Row 11 of cover page
          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote  See Row 5 of cover
                                                          ------------------
                  page
                  ----
          (ii)  Shared power to vote or to direct the vote  See Row 6 of cover
                                                            ------------------
                  page
                  ----
          (iii) Sole power to dispose or to direct the disposition of  See Row 7
                                                                       ---------
                  of cover page
                  -------------
          (iv)  Shared power to dispose or to direct the disposition of  See Row
                                                                         -------
                  8 of cover page
                  ---------------

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group.

         Not Applicable

Item 10. Certification.

         Not Applicable

--------------------------                                ----------------------
  CUSIP No. 35063R-10-0              13G                  Page 5 of 5 Pages
--------------------------                                ----------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/8/00
      -------

                                              /s/ Bobby R. Johnson, Jr.,
                                              ----------------------------------
                                              Bobby R. Johnson, Jr., President
                                              and Chief Executive Officer